Exhibit 10.1

Form 5305-SEP (Rev. December 2004) Department of the Treasury Internal Revenue Service	Simplified Employee Pension—Individual Retirement Accounts Contribution Agreement (Under section 408(k) of the Internal Revenue Code)	OMB No. 1545-0499
Do not file with the Internal Revenue Service

Quest Patent Research Corporation	makes the following agreement under section 408(k) of the
(Name of employer)	Internal Revenue Code and the instructions to this form.

Article I—Eligibility Requirements (check applicable boxes—see instructions)

The employer agrees to provide discretionary contributions in each calendar year to the individual retirement account or individual retirement annuity (IRA) of all employees who are at least 21 years old (not to exceed 21 years old) and have performed services for the employer in at least 3 years (not to exceed 3 years) of the immediately preceding 5 years. This simplified employee pension (SEP) includes does not include employees covered under a collective bargaining agreement, includes does not include certain nonresident aliens, and includes does not include employees whose total compensation during the year is less than $450*.

Article II—SEP Requirements (see instructions)

The employer agrees that contributions made on behalf of each eligible employee will be:

A. Based only on the first $205,000* of compensation.

B. The same percentage of compensation for every employee.

C. Limited annually to the smaller of $41,000* or 25% of compensation.

D. Paid to the employee’s IRA trustee, custodian, or insurance company (for an annuity contract).

Jon C. Scahill, CEO
Employer’s signature and date	Name and title

Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Purpose of Form

Form 5305-SEP (Model SEP) is used by an employer to make an agreement to provide benefits to all eligible employees under a simplified employee pension (SEP) described in section 408(k).

Do not file Form 5305-SEP with the IRS. Instead, keep it with your records.

For more information on SEPs and IRAs, see Pub. 560, Retirement Plans for Small Business (SEP, SIMPLE, and Qualified Plans), and Pub. 590, Individual Retirement Arrangements (IRAs).

Instructions to the Employer

Simplified employee pension. A SEP is a written arrangement (a plan) that provides you with an easy way to make contributions toward your employees’ retirement income. Under a SEP, you can contribute to an employee’s traditional individual retirement account or annuity (traditional IRA). You make contributions directly to an IRA set up by or for each employee with a bank, insurance company, or other qualified financial institution. When using Form 5305-SEP to establish a SEP, the IRA must be a Model traditional IRA established on an IRS form or a master or prototype traditional IRA for which the IRS has issued a favorable opinion letter. You may not make SEP contributions to a Roth IRA or a SIMPLE IRA. Making the agreement on Form 5305-SEP does not establish an employer IRA described in section 408(c).

* For 2005 and later years, this amount is subject to annual cost-of-living adjustments. The IRS announces the increase, if any, in a news release, in the Internal Revenue Bulletin, and on the IRS website at www.irs.gov.

For Paperwork Reduction Act Notice, see page 5.	Cat. No. 11825J	Form 5305-SEP (Rev. 12-2004)

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When not to use Form 5305-SEP. Do not use this form if you:

1. Currently maintain any other qualified retirement plan. This does not prevent you from maintaining another SEP.

2. Have any eligible employees for whom IRAs have not been established.

3. Use the services of leased employees (described in section 414(n)).

4. Are a member of an affiliated service group (described in section 414(m)), a controlled group of corporations (described in section 414(b)), or trades or businesses under common control (described in sections 414(c) and 414(o)), unless all eligible employees of all the members of such groups, trades, or businesses participate in the SEP.

5. Will not pay the cost of the SEP contributions. Do not use Form 5305-SEP for a SEP that provides for elective employee contributions even if the contributions are made under a salary reduction agreement. Use Form 5305A-SEP, or a nonmodel SEP.

Note. SEPs permitting elective deferrals cannot be established after 1996.

Eligible employees. All eligible employees must be allowed to participate in the SEP. An eligible employee is any employee who: (1) is at least 21 years old, and (2) has performed “service” for you in at least 3 of the immediately preceding 5 years. You can establish less restrictive eligibility requirements, but not more restrictive ones.

Service is any work performed for you for any period of time, however short. If you are a member of an affiliated service group, a controlled group of corporations, or trades or businesses under common control, service includes any work performed for any period of time for any other member of such group, trades, or businesses.

Excludable employees. The following employees do not have to be covered by the SEP: (1) employees covered by a collective bargaining agreement whose retirement benefits were bargained for in good faith by you and their union, (2) nonresident alien employees who did not earn U.S. source income from you, and (3) employees who received less than $450* in compensation during the year.

Contribution limits. You may make an annual contribution of up to 25% of the employee’s compensation or $41,000*, whichever is less. Compensation, for this purpose, does not include employer contributions to the SEP or the employee’s compensation in excess of $205,000*. If you also maintain a salary reduction SEP, contributions to the two SEPs together may not exceed the smaller of $41,000* or 25% of compensation for any employee.

You are not required to make contributions every year, but when you do, you must contribute to the SEP-IRAs of all eligible employees who actually performed services during the year of the contribution. This includes eligible employees who die or quit working before the contribution is made.

Contributions cannot discriminate in favor of highly compensated employees. Also, you may not integrate your SEP contributions with, or offset them by, contributions made under the Federal Insurance Contributions Act (FICA).

If this SEP is intended to meet the top-heavy minimum contribution rules of section 416, but it does not cover all your employees who participate in your salary reduction SEP, then you must make minimum contributions to IRAs established on behalf of those employees.

Deducting contributions. You may deduct contributions to a SEP subject to the limits of section 404(h). This SEP is maintained on a calendar year basis and contributions to the SEP are deductible for your tax year with or within which the calendar year ends. Contributions made for a particular tax year must be made by the due date of your income tax return (including extensions) for that tax year.

* For 2005 and later years, this amount is subject to annual cost-of-living adjustments. The IRS announces the increase, if any, in a news release, in the Internal Revenue Bulletin, and on the IRS website at www.irs.gov.

Form 5305-SEP (Rev. 12-2004)	Page 3

Completing the agreement. This agreement is considered adopted when:

●	IRAs have been established for all your eligible employees;

●	You have completed all blanks on the agreement form without modification; and

●	You have given all your eligible employees the following information:

1. A copy of Form 5305-SEP.

2. A statement that traditional IRAs other than the traditional IRAs into which employer SEP contributions will be made may provide different rates of return and different terms concerning, among other things, transfers and withdrawals of funds from the IRAs.

3. A statement that, in addition to the information provided to an employee at the time the employee becomes eligible to participate, the administrator of the SEP must furnish each participant within 30 days of the effective date of any amendment to the SEP, a copy of the amendment and a written explanation of its effects.

4. A statement that the administrator will give written notification to each participant of any employer contributions made under the SEP to that participant’s IRA by the later of January 31 of the year following the year for which a contribution is made or 30 days after the contribution is made.

Employers who have established a SEP using Form 5305-SEP and have furnished each eligible employee with a copy of the completed Form 5305-SEP and provided the other documents and disclosures described in Instructions to the Employer and Information for the Employee, are not required to file the annual information returns, Forms 5500 or 5500-EZ for the SEP. However, under Title I of the Employee Retirement Income Security Act of 1974 (ERISA), this relief from the annual reporting requirements may not be available to an employer who selects, recommends, or influences its employees to choose IRAs into which contributions will be made under the SEP, if those IRAs are subject to provisions that impose any limits on a participant’s ability to withdraw funds (other than restrictions imposed by the Code that apply to all IRAs). For additional information on Title I requirements, see the Department of Labor regulation at 29 CFR 2520.104-48.

Information for the Employee

The information below explains what a SEP is, how contributions are made, and how to treat your employer’s contributions for tax purposes. For more information, see Pub. 590.

Simplified employee pension. A SEP is a written arrangement (a plan) that allows an employer to make contributions toward your retirement. Contributions are made to a traditional individual retirement account/annuity (traditional IRA). Contributions must be made to either a Model traditional IRA executed on an IRS form or a master or prototype traditional IRA for which the IRS has issued a favorable opinion letter.

An employer is not required to make SEP contributions. If a contribution is made, however, it must be allocated to all eligible employees according to the SEP agreement. The Model SEP (Form 5305-SEP) specifies that the contribution for each eligible employee will be the same percentage of compensation (excluding compensation greater than $205,000*) for all employees.

Your employer will provide you with a copy of the agreement containing participation rules and a description of how employer contributions may be made to your IRA. Your employer must also provide you with a copy of the completed Form 5305-SEP and a yearly statement showing any contributions to your IRA.

All amounts contributed to your IRA by your employer belong to you even after you stop working for that employer.

* For 2005 and later years, this amount is subject to annual cost-of-living adjustments. The IRS announces the increase, if any, in a news release, in the Internal Revenue Bulletin, and on the IRS website at www.irs.gov.

Form 5305-SEP (Rev. 12-2004)	Page 4

Contribution limits. Your employer will determine the amount to be contributed to your IRA each year. However, the amount for any year is limited to the smaller of $41,000* or 25% of your compensation for that year. Compensation does not include any amount that is contributed by your employer to your IRA under the SEP. Your employer is not required to make contributions every year or to maintain a particular level of contributions.

Tax treatment of contributions. Employer contributions to your SEP-IRA are excluded from your income unless there are contributions in excess of the applicable limit. Employer contributions within these limits will not be included on your Form W-2.

Employee contributions. You may make regular IRA contributions to an IRA. However, the amount you can deduct may be reduced or eliminated because, as a participant in a SEP, you are covered by an employer retirement plan.

SEP participation. If your employer does not require you to participate in a SEP as a condition of employment, and you elect not to participate, all other employees of your employer may be prohibited from participating. If one or more eligible employees do not participate and the employer tries to establish a SEP for the remaining employees, it could cause adverse tax consequences for the participating employees.

An employer may not adopt this IRS Model SEP if the employer maintains another qualified retirement plan. This does not prevent your employer from adopting this IRS Model SEP and also maintaining an IRS Model Salary Reduction SEP or other SEP. However, if you work for several employers, you may be covered by a SEP of one employer and a different SEP or pension or profit-sharing plan of another employer.

SEP-IRA amounts—rollover or transfer to another IRA. You can withdraw or receive funds from your SEP-IRA if, within 60 days of receipt, you place those funds in the same or another IRA. This is called a “rollover” and can be done without penalty only once in any 1-year period. However, there are no restrictions on the number of times you may make “transfers” if you arrange to have these funds transferred between the trustees or the custodians so that you never have possession of the funds.

Withdrawals. You may withdraw your employer’s contribution at any time, but any amount withdrawn is includible in your income unless rolled over. Also, if withdrawals occur before you reach age 591⁄2, you may be subject to a tax on early withdrawal.

Excess SEP contributions. Contributions exceeding the yearly limitations may be withdrawn without penalty by the due date (plus extensions) for filing your tax return (normally April 15), but are includible in your gross income. Excess contributions left in your SEP-IRA after that time may have adverse tax consequences. Withdrawals of those contributions may be taxed as premature withdrawals.

Financial institution requirements. The financial institution where your IRA is maintained must provide you with a disclosure statement that contains the following information in plain, nontechnical language:

1. The law that relates to your IRA.

2. The tax consequences of various options concerning your IRA.

3. Participation eligibility rules, and rules on the deductibility of retirement savings.

4. Situations and procedures for revoking your IRA, including the name, address, and telephone number of the person designated to receive notice of revocation. This information must be clearly displayed at the beginning of the disclosure statement.

5. A discussion of the penalties that may be assessed because of prohibited activities concerning your IRA.

6. Financial disclosure that provides the following information:

a. Projects value growth rates of your IRA under various contribution and retirement schedules, or describes the method of determining annual earnings and charges that may be assessed.

b. Describes whether, and for when, the growth projections are guaranteed, or a statement of the earnings rate and the terms on which the projections are based.

c. States the sales commission for each year expressed as a percentage of $1,000.

* For 2005 and later years, this amount is subject to annual cost-of-living adjustments. The IRS announces the increase, if any, in a news release, in the Internal Revenue Bulletin, and on the IRS website at www.irs.gov.

Form 5305-SEP (Rev. 12-2004)	Page 5

In addition, the financial institution must provide you with a financial statement each year. You may want to keep these statements to evaluate your IRA’s investment performance.

Paperwork Reduction Act Notice. You are not required to provide the information requested on a form that is subject to the Paperwork Reduction Act unless the form displays a valid OMB control number. Books or records relating to a form or its instructions must be retained as long as their contents may become material in the administration of any Internal Revenue law. Generally, tax returns and return information are confidential, as required by section 6103.

The time needed to complete this form will vary depending on individual circumstances. The estimated average time is:

Recordkeeping	1 hr., 40 min.
Learning about the law or the form	1 hr., 35 min.
Preparing the form	1 hr., 41 min.

If you have comments concerning the accuracy of these time estimates or suggestions for making this form simpler, we would be happy to hear from you. You can write to the Internal Revenue Service, Tax Products Coordinating Committee, SE:W:CAR:MP:T:T:SP, 1111 Constitution Ave. NW, Washington, DC 20224. Do not send this form to this address. Instead, keep it with your records.